Exhibit 99.1

Investcorp Credit Management BDC, Inc. Announces Financial Results for the Quarter Ended March 31, 2025, and Quarterly Distribution

Investcorp Credit Management BDC, Inc. (NASDAQ: ICMB) (“ICMB” or the “Company”) announced its financial results today for its fiscal quarter ended March 31, 2025.

HIGHLIGHTS

•

On March 20, 2025, the Company’s Board of Directors (the “Board”) declared a distribution of $0.12 per share for the quarter ending March 31, 2025, payable in cash on May 16, 2025, to stockholders of record as of April 25, 2025.

•

During the quarter, ICMB made investments in one new portfolio company and two existing portfolio companies. These investments totaled $5.1(4) million, at cost. The weighted average yield (at origination) of debt investments made in the quarter was 10.22%.

•	ICMB fully realized its investments in three portfolio companies during the quarter, totaling $5.7 million in proceeds. The internal rate of return on these investments was 9.55%.

•	During the quarter, the Company had net advances of $503k on new and existing delayed draw and revolving credit commitments to portfolio companies.

•	The weighted average yield on debt investments, at cost, for the quarter ended March 31, 2025, was 10.78%, compared to 10.36% for the quarter ended December 31, 2024.

•

Net asset value increased $0.03 per share to $5.42, compared to $5.39 as of December 31, 2024. Net assets increased by $0.5 million, or 0.64%, during the quarter ended March 31, 2025 compared to December 31, 2024.

Portfolio results, as of and for the three months ended March 31, 2025:
Total assets	$207.6mm
Investment portfolio, at fair value	$192.4mm
Net assets	$78.1mm
Weighted average yield on debt investments, at cost (1)	10.78%
Net asset value per share	$5.42
Portfolio activity in the current quarter:
Number of investments in new portfolio companies during the period	1
Number of portfolio companies invested in, end of period	43
Total capital invested in existing portfolio companies (2) (4)	$2.8mm
Total proceeds from repayments, sales, and amortization (3)	$7.3mm
Net investment income before taxes (NII)	$0.7mm
Net investment income before taxes per share	$0.05
Net increase in net assets from operations	$2.2mm
Net increase in net assets from operations per share	$0.15
Distributions paid per common share	$0.12

(1)

Represents weighted average yield on total debt investments for the three months ended March 31, 2025. Weighted average yield on total debt investments is the annualized rate of interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period. The weighted average yield on total debt investments reflected above does not represent actual investment returns to the Company’s stockholders.

(2)	Includes gross advances to existing delayed draw commitments to portfolio companies and PIK interest.
(3)	Includes gross repayments on existing delayed draw and revolving credit commitments to portfolio companies.
(4)	Includes Work Genius A-1 Equity Units acquired in lieu of cash fee related to the amendment and extension of credit for Work Genius Term Loan.

Mr. Suhail A. Shaikh said “This quarter reflects the progress of our disciplined approach - resolving legacy issues, strengthening the portfolio, and positioning ICMB to navigate a more cautious market environment. While macro uncertainty continues to weigh on activity, we believe our patience and focus on credit quality will drive long-term value creation for our shareholders.”

The Company’s dividend framework provides a quarterly base dividend and may be supplemented, at the discretion of the Board, by additional dividends as determined to be available by the Company’s net investment income and performance during the quarter.

On March 20, 2025, the Board declared a distribution for the quarter ended March 31, 2025 of $0.12 per share payable on May 16, 2025 to stockholders of record as of April 25, 2025.

This distribution represents a 14.95% yield on the Company’s $3.21 share price as of market close on March 31, 2025. Distributions may include net investment income, capital gains and/or return of capital, however, the Company does not expect the dividend for the quarter ending March 31, 2025, to be comprised of a return of capital. The Company’s investment adviser monitors available taxable earnings, including net investment income and realized capital gains, to determine if a return of capital may occur for the year. The Company estimates the source of its distributions as required by Section 19(a) of the Investment Company Act of 1940 to determine whether payment of dividends are expected to be paid from any other source other than net investment income accrued for the current period or certain cumulative periods, but the Company will not be able to determine whether any specific distribution will be treated as taxable earnings or as a return of capital until after at the end of the taxable year.

Portfolio and Investment Activities

During the quarter, the Company made investments in one new portfolio company and two existing portfolio companies. The aggregate capital invested during the quarter totaled $5.1 million, at cost, and the debt investments were made at a weighted average yield of 10.22%.

The Company received proceeds of $7.3 million from repayments, sales and amortization during the quarter, primarily related to the realization of Victra Holdings, LLC Term Loan B and Flatworld Intermediate Corporation Term Loan.

During the quarter, the Company had net advances of $503k on new and existing delayed draw and revolving credit commitments to portfolio companies.

The Company’s net realized, and unrealized gains and losses accounted for an increase in the Company’s net investments of approximately $1.6 million, or $0.11 per share. The total net increase in net assets resulting from operations for the quarter was $2.2 million, or $0.15 per share.

As of March 31, 2025, the Company’s investment portfolio consisted of investments in 43 portfolio companies, of which 77.04% were first lien investments and 22.96% were equity, warrants, and other investments. The Company’s debt portfolio consisted of 98.18% floating rate investments and 1.82% fixed rate investments.

Capital Resources

As of March 31, 2025, the Company had $13.0 million in cash, of which $10.7 million was restricted cash, and $44.0 million of unused and available capacity under its revolving credit facility with Capital One, N.A.

Subsequent Events

Subsequent to March 31, 2025 and through May 13, 2025, the Company invested a total of $2.0 million, at cost, which included investments in two existing portfolio companies. As of May 13, 2025, the Company had investments in 43 portfolio companies.

On April 15, 2025, the Board declared a distribution for the quarter ended June 30, 2025 of $0.12 per share payable on June 14, 2025 to stockholders of record as of May 24, 2025.

Investcorp Credit Management BDC, Inc. and Subsidiaries

Consolidated Statements of Assets and Liabilities

	March 31, 2025
	(Unaudited)	December 31, 2024
Assets
Non-controlled, non-affiliated investments, at fair value (amortized cost of $181,732,130 and $184,154,029, respectively)	$189,559,979	$188,602,029
Affiliated investments, at fair value (amortized cost of $16,374,641 and $16,351,878, respectively)	2,887,891	3,014,929

Total investments, at fair value (amortized cost of $198,106,771 and $200,505,907, respectively)	192,447,870	191,616,958
Cash	2,333,328	771,483
Cash, restricted	10,656,778	11,333,064
Principal receivable	—	720,855
Interest receivable	1,067,588	1,576,381
Payment-in-kind interest receivable	82,197	85,399
Long-term receivable	—	489,365
Short-term receivable	528,462	160,901
Prepaid expenses and other assets	490,407	97,324

Total Assets	$207,606,630	$206,851,730

Liabilities
Debt:
Revolving credit facility	$56,000,000	$58,500,000
2026 Notes payable	65,000,000	65,000,000
Deferred debt issuance costs	(1,215,592)	(1,369,415)
Unamortized discount	(71,110)	(88,888)

Debt, net	119,713,298	122,041,697
Payable for investments purchased	1,474,677	1,474,677
Dividend payable	1,729,684	1,728,749
Income-based incentive fees payable	501,955	501,955
Base management fees payable	1,543,069	769,176
Interest payable	2,624,154	1,894,921
Deferred income liability	674,011	—
Directors’ fees payable	76,500	81,323
Accrued expenses and other liabilities	1,167,829	757,102

Total Liabilities	129,505,177	129,249,600
Commitments and Contingencies (see Note 6)
Net Assets
Common stock, par value $0.001 per share (100,000,000 shares authorized and 14,414,033 and 14,406,244 shares issued and outstanding, respectively)	14,414	14,406
Additional paid-in capital	203,528,187	203,505,480
Distributable earnings (loss)	(125,441,148)	(125,917,756)

Total Net Assets	78,101,453	77,602,130

Total Liabilities and Net Assets	$207,606,630	$206,851,730

Net Asset Value Per Share	$5.42	$5.39

Investcorp Credit Management BDC, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	For the three months ended March 31,
	2025	2024
Investment Income:
Interest income
Non-controlled, non-affiliated investments	$3,488,202	$5,561,333
Non-controlled, affiliated investments	14,978	28,830

Total interest income	3,503,180	5,590,163
Payment in-kind interest income
Non-controlled, non-affiliated investments	419,888	613,765
Non-controlled, affiliated investments	21,380	19,553

Total payment-in-kind interest income	441,268	633,318
Dividend income
Non-controlled, non-affiliated investments	81,607	54,138
Non-controlled, affiliated investments	—	—

Total dividend income	81,607	54,138
Payment in-kind dividend income
Non-controlled, non-affiliated investments	221,685	198,123
Non-controlled, affiliated investments	—	—

Total payment-in-kind dividend income	221,685	198,123
Other fee income
Non-controlled, non-affiliated investments	121,024	142,347
Non-controlled, affiliated investments	—	—

Total other fee income	121,024	142,347

Total investment income	4,368,764	6,618,089
Expenses:
Interest expense	1,831,967	2,174,195
Base management fees	848,036	951,799
Income-based incentive fees	—	—
Professional fees	341,283	354,934
Allocation of administrative costs from Adviser	254,023	225,856
Amortization of deferred debt issuance costs	153,824	152,591
Amortization of original issue discount - 2026 Notes	17,777	17,777
Insurance expense	120,502	125,766
Directors’ fees	76,500	75,157
Custodian and administrator fees	74,237	68,031
Other expenses	40,173	379,406

Total expenses	3,758,322	4,525,512
Waiver of base management fees	(74,143)	(97,431)
Waiver of income-based incentive fees	—	—

Net expenses	3,684,179	4,428,081

Net investment income before taxes	684,585	2,190,008

Income tax expense, including excise tax expense	81,059	111,646

Net investment income after taxes	$603,526	$2,078,362

Net realized and unrealized gain/(loss) on investments:
Net realized gain (loss) from investments
Non-controlled, non-affiliated investments	$(1,627,282)	$(31,984)
Non-controlled, affiliated investments	—	(6,239,984)

Net realized gain (loss) from investments	(1,627,282)	(6,271,968)
Net change in unrealized appreciation (depreciation) in value of investments
Non-controlled, non-affiliated investments	3,379,849	1,089,608
Non-controlled, affiliated investments	(149,801)	5,515,738

Net change in unrealized appreciation (depreciation) on investments	3,230,048	6,605,346

Total realized gain (loss) and change in unrealized appreciation (depreciation) on investments	1,602,766	333,378

Net increase (decrease) in net assets resulting from operations	$2,206,292	$2,411,740

Basic and diluted:
Earnings per share	$0.15	$0.17
Weighted average shares of common stock outstanding	14,412,994	14,396,951
Distributions paid per common share	$0.12	$0.15

About Investcorp Credit Management BDC, Inc.

The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation through debt and related equity investments by targeting investment opportunities with favorable risk-adjusted returns. The Company seeks to invest primarily in middle-market companies that have annual revenues of at least $50 million and earnings before interest, taxes, depreciation, and amortization of at least $15 million. The Company’s investment activities are managed by its investment adviser, CM Investment Partners LLC. To learn more about Investcorp Credit Management BDC, Inc., please visit www.icmbdc.com.

Forward-Looking Statements

Statements included in this press release and made on the earnings call for the quarter ended March 31, 2025, may contain “forward-looking statements,” which relate to future performance, operating results, events and/or financial condition. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Any forward-looking statements, including statements other than statements of historical facts, included in this press release or made on the earnings call are based upon current expectations, are inherently uncertain, and involve a number of assumptions and substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control.

Investors are cautioned not to place undue reliance on these forward-looking statements. Any such statements are likely to be affected by other unknowable future events and conditions, which the Company may or may not have considered, including, without limitation, changes in base interest rates and the effects of significant market volatility on our business, our portfolio companies, our industry and the global economy. Accordingly, such statements cannot be guarantees or assurances of any aspect of future performance or events. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors and risks. More information on these risks and other potential factors that could affect actual events and the Company’s performance and financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or discussed on the earnings call, is or will be included in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Transition Report on Form 10-KT and Quarterly Reports on Form 10-Q. All forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts

Investcorp Credit Management BDC, Inc.

Investor Relations

Email: icmbinfo@investcorp.com

Phone: (212) 703-1154